The portion of this Exhibit 10.11 marked “******” has been omitted and confidentially filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

SHIPSALES CONTRACT

FOR

PURE CAR TRUCK CARRIER VESSEL

(HULL NO. 2253)

MADE BY AND BETWEEN

CLIO MARINE INC.

AND

EAST GULF SHIPHOLDING, INC.

CONTENTS

ARTICLE I                            -    DESCRIPTION AND CHARACTERISTICS

ARTICLE II                            -    CONTRACT PRICE AND PAYMENT

ARTICLE III                            -    ADJUSTMENT OF CONTRACT PRICE

ARTICLE IV                            -    SUPERVISION AND INSPECTION

ARTICLE V                            -    MODIFICATIONS, CHANGES AND SUBSTITUTION

ARTICLE VI                            -    BUYER’S SUPPLIES

ARTICLE VII                            -    TRIALS

ARTICLE VIII                          -    DELIVERY

ARTICLE IX                            -    FORCE MAJEURE

ARTICLE X                            -    WARRANTY OF QUALITY

ARTICLE XI                            -    INSURANCE

ARTICLE XII                            -    BUYER’S DEFAULT

ARTICLE XIII                          -    SELLER’S DEFAULT

ARTICLE XIV                          -    ARBITRATION

ARTICLE XV                           -    ASSIGNMENT OF CONTRACT

ARTICLE XVI                          -    TAXES AND DUTIES

ARTICLE XVII                         -    PATENTS, TRADE MARKS, COPYRIGHTS

ARTICLE XVIII                        -    INTERPRETATION

ARTICLE XIX                           -    NOTICE

ARTICLE XX                            -    EFFECTIVE DATE

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SHIPSALES CONTRACT

This CONTRACT, made and entered into this __ 21st day of  September, 2007, by and between CLIO MARINE INC., a corporation organized and existing under the laws of Liberia (hereinafter called the "Seller") and EAST GULF SHIPHOLDING, INC., a corporation organized and existing under the laws of Marshall Islands (hereinafter called the "Buyer").

Witnesseth:

In consideration of the mutual covenants contained herein, the Seller agrees to cause ******, a corporation organized and existing under the laws of ******, (hereinafter called the "Builder"), to construct, launch, equip and complete one (1) Pure Car Truck Carrier Vessel identified in Article I.(hereinafter called the "Vessel") hereof at its ****** (hereinafter referred to as the "Shipyard"), and to sell and deliver the same to the Buyer at the Shipyard and the Buyer agrees to purchase from the Seller and to take delivery of the Vessel, upon the terms and conditions hereinafter set forth. It is agreed and understood that the Seller may at its discretion construct and deliver the Vessel at Builder's shipyard in Japan other than the Shipyard mentioned above, provided that the provisions of this Contract shall not be altered thereby in any other respects.

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ARTICLE                         I - DESCRIPTION AND CHARACTERISTICS

I)        DESCRIPTION

Subject to the provisions hereof the Vessel shall be of the following description: Pure Car Truck Carrier Vessel of about 6,400 cars, which shall have the Builder's Hull Number 2253, shall be documented under the Panamanian flag to be registered at Republic of Panama at the Buyer's expense, and shall be constructed, launched, equipped and completed in accordance with the provisions of this Contract and the Specifications and the accompanying plans to the Specifications identified by D.No.23-7109A (hereinafter collectively referred to as the "Specifications" or the "Specifications and Plans") signed by both parties for identification purpose and attached to this Contract as an integral part hereof.

2)        CHARACTERISTICS AND DIMENSIONS

The Vessel shall have the following characteristics and dimensions:
Length, over all                                                                           less than 200.00 m
Length, between perpendiculars                                                              192.00 m
Breadth, moulded                                                                                         32.26 m
Depth, moulded (to Strength Dk: Garage Deck)                                       34.52 m
Depth,moulded (to Freeboard Dk:No,7 Car Deck)                                   14.70 m
Designed draught, moulded                                                                          8.80 m
Scantling draught, moulded                                                                          9.70 m

Machinery                                                                Mitsubishi-UE Type Diesel Engine,Model “7UEC60LSII (P/U)”—1 setMaximum rating (BHP)
14,315kW (19,460PS) x 105.0 min-1Normal rating (BHP)
12,170kw (16,540PS) x 99.5 min-1

Trial speed, guaranteed                                                                                     21.45 knots at Normal rating (BHP)12,170kw (16,540PS) at99.5 min-1of main engine on about 20,000 metricton displacement

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Fuel Consumption, guaranteed                                                                                       166.6gr/kW/hr at 12,170kW (16,540PS) of main engine only onthe basis of fuel oil of 42,700 kJ/kg (10,200 kcal/kg) in lower       calorific value with 3% tolerancemargin at I.S.O. condition.

Number of loadable cars guaranteed	5,200 cars of standard car determined on the “CAR LOADING PLAN”

The details of the above particulars as well as the definitions and method of calculations and measurements are as stated in the Specifications.

3)        CLASSIFICATION. RULES AND REGULATIONS

The Vessel, including its machinery, equipment and outfittings shall be constructed in accordance with the rules and regulations (the edition and amendments thereto being current as of the date of execution of this Contract) and under special survey of Nippon Kaiji Kyokai (hereinafter called "Classification Society"), and shall be distinguished in the register by the symbol ofNS*(RORO EQ C V), MNS* (MO).
Decisions of the Classification Society as to compliance or non-compliance with the Classification shall be final and binding upon both parties hereto.
The Vessel shall also comply with the rules and regulations as described in the Specifications.
All fees and charges incidental to the Classification and with respect to compliance with the above referred rules and regulations shall be for the account of the Builder.

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ARTICLE                     II - CONTRACT PRICE AND PAYMENT

1)	CONTRACT PRICE

The purchase price of the Vessel shall be ****** (hereinafter referred to as the "Contract Price") as the technical services required to be rendered to the Buyer under the terms of this Contract. The Contract Price shall be net receivable by the Seller in Tokyo and exclusive of articles to be supplied by the Buyer as provided in Article VI hereof, and shall be subject to adjustment as hereinafter provided in this Contract.

2)	DEFINITION OF DUE DATE AND CURRENCY

All payments by the Buyer under this Contract shall be received by the Seller on the day each payment becomes due in Tokyo. All payments to the Seller under this Contract shall be made in Japanese Yen.

3)	TERMS OF PAYMENT

The Buyer shall pay the Contract Price to the Seller in accordance with the following terms and conditions:

(a) First Installment

****** percent (******%) of the Contract Price, amounting to ****** shall be paid to the Seller upon ******.

(b) Second Installment

****** percent (******%) of the Contract Price, amounting to ****** shall be paid to the Seller upon ******.

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(c) Third Installment

****** percent (******%) of the Contract Price, amounting to ****** shall be paid to the Seller upon ******.

(d) Fourth Installment

The sum of ****** percent (******%) of the Contract Price, amounting to ******, plus ****** or minus ****** and/or ******, if any, plus the price of ******, shall be paid to the Seller upon ******.

4)        METHOD OF PAYMENT

( a) 1st Installment:

Within two (2) Business Days (Business Day means a day, other than Saturday, Sunday and national holiday, on which the Builder, Seller and the Buyer are working and on which leading banks in Japan and New York are open for business of foreign exchange, remittance and lending of money) after signing of this Contract, the Buyer shall pay the amount of this Installment by telegraphic transfer to a bank in Tokyo, Japan nominated by the Seller (hereinafter called the "BANK") for the account of the Seller.

(b) 2nd Installment:

Within two (2) Business Days after receipt by the Buyer of either fax or e-mail from the Seller confirming the keel-laying of the Vessel, the Buyer shall pay the amount of this Installment by telegraphic transfer to the BANK for the account of the Seller.

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(c) 3rd Installment:

Within two (2) Business Days after receipt by the Buyer of either fax or e-mail from the Seller confirming the completion of the launching of the Vessel, the Buyer shall pay the amount of this Installment by telegraphic transfer to the BANK for the account of the Seller.

(d) 4th Installment:

The Buyer shall, at least three (3) Business Days prior to the scheduled delivery date of the Vessel subject of any changes to the delivery date in accordance with this Contract, make a cash deposit with the BANK, covering the amount of this Installment (as adjusted in accordance with the provisions of this Contract), with an irrevocable instruction that the said amount shall be released to the Seller's favour and account against presentation to the BANK by facsimile of a duly signed copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE of the Vessel as set forth in Paragraph 3 of Article VII hereof. Any cost and expense related to such remittance and deposit shall be bourne by the Buyer.

No payment under this Contract shall be delayed or withheld by the Buyer on account of any dispute or disagreement of whatever nature arising between the parties hereto.

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ARTICLE                     III - ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment as hereinafter set forth:

1)	DELAYED DELIVERY

No adjustment shall be made, and the Contract Price shall remain unchanged, for the first thirty (30) days of delay in delivery of the Vessel beyond the date on which delivery is required under the terms of this Contract.

If the delivery of the Vessel is delayed more than thirty (30) days beyond the said delivery date, the Contract Price shall be reduced by deducting there from the sum of ******, as liquidated damages, for each day of such delay beyond the above said thirtieth (30th) day.

However, unless the parties agree otherwise, the total reduction in the Contract Price shall not exceed the amount due to cover the delay of one hundred and twenty (120) days after the above thirtieth (30th) day as computed at the rate of reduction specified in the above.

But, if the delay in delivery of the Vessel continues for a period of more than one hundred twenty (120) days from the thirtieth (30th) day after the date on which delivery is required under the terms of this Contract, the Buyer may, at its option, rescind this Contract by serving upon the Seller a written notice of rescission of this Contract.

Such rescission shall be effective as of the date the notice thereof is received by the Seller, and the Seller, after receipt of such notice, shall refund to the Buyer all installments paid by the Buyer, together with interest at two point five percent (2.5%) over the long-term prime rate in Japan per annum from the date of each payment. Such refund by the Seller to the Buyer of all installments paid by the Buyer on account of the Vessel shall forthwith discharge all obligations, duties and liabilities of each of the parties hereto to the other under this Contract.

In case the Buyer has not served notice of rescission, the Seller shall immediately after the expiration of such period of delay in delivery, propose a future delivery date and demand

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that the Buyer shall make an election. The Buyer shall, within fourteen (14) days after such demand is received by the Buyer, notify the Seller by facsimile confirmed in writing of its intention to rescind the Contract or of its consent to accept the Vessel at an agreed future date, it being understood by the parties that if the Vessel is not delivered by such future date, the Buyer shall have the same right of rescission upon the same terms as hereinbefore provided. If the Buyer fails to notify the Seller of its intention to rescind the Contract as above specified, within the aforementioned fourteen (14) days, the Buyer shall be deemed to have consented to the delivery of the Vessel at the later date proposed by the Seller.

For the purpose of this Paragraph, the delivery of the Vessel shall be deemed to be delayed when and if the Vessel, after taking into full account extension of the delivery date by reason of permissible delays as herein provided, is not delivered by the date upon which delivery is required under the terms of this Contract.

2)	INSUFFICIENT SPEED

The Contract Price of the Vessel shall not be affected or changed if the speed of the Vessel on trials, as determined in accordance with the Specifications, is less than the guaranteed speed of the Vessel, provided such deficiency is not more than one-fifth (1/5) of one (I) knot below the guaranteed speed.

In the event, however, that the deficiency in the speed exceeds one-fifth (1/5) of one (I) knot below the guaranteed speed, the Contract Price shall be reduced, as liquidated damages, by ****** for such deficiency of each 0.1 knots (any fractions to be pro-rated but disregarding fractions of one-hundredth (11100) of one (I) knot).

If the deficiency of the Vessel's speed on trials exceeds one (1) full knot below the guaranteed speed, the Buyer at its option may accept the Vessel at a reduction in the Contract Price as above specified for an insufficient speed of one (1) full knot, that is at a total reduction of ******, or, subject to the provisions of Paragraph 4) of Article VII, may reject the Vessel and rescind this

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Contract, in which case the provisions in Paragraph 1) of this Article regarding the Buyer's rescission of the Contract shall be applied.

3)         EXCESSIVE FUEL CONSUMPTION

The Contract Price of the Vessel shall not be affected or changed if the fuel consumption of the main engine at the normal output during the shop trial, as determined in accordance with the Specifications, does not exceed three (3) percent above one hundred and sixty six point six grams per kilo watt per hour (166.6gr/kW/hr) at 42,700kW of main engine only on the basis of fuel oil of 42,700 kJ/kg in lower calorific value at 1.S.0. condition.

In the event, however, that the fuel consumption exceeds three (3) percent, on the above specified conditions, the Contract Price shall be reduced, as liquidated damages by the sum of ****** for each full one (1) percent in excess of the above said three (3) percent.

If the fuel consumption as above stated exceeds by seven (7) percent or more in excess of the above said three (3) percent, the Buyer at its option may accept the Vessel at a reduction in the Contract Price as above specified for a fuel consumption in excess of seven(7) percent above said three (3) percent, that is, at a total reduction of ******, or, subject to the provisions of Paragraph 4) of Article VII, may reject the Vessel and rescind this Contract, in which case the provisions in Paragraph 1) of this Article regarding the Buyer's rescission of the Contract shall be applied.

4)	CAR CAPACITY

If the car capacity of the Vessel, as determined in accordance with the Specifications, is below the guaranteed car capacity of the Vessel, the Contract Price of the Vessel shall be reduced by ****** as liquidated damages for the deficiency of each car unit.

If the deficiency in the car capacity exceeds one hundred (100) units below the guaranteed car capacity, the Buyer at its option may accept the Vessel at a reduction in the Contract Price

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of ******, or subject to the provisions of Paragraph 4) of Article VIT, may reject the Vessel and rescind this Contract, in which case the provisions in Paragraph I) of this Article regarding the Buyer's rescission of the Contract shall be applied.

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ARTICLE

IV - SUPERVISION AND INSPECTION

1) SUPERVISION BY SELLER:

Scope of Works : The Seller shall carry out the supervision on the construction of the Vessel by the Builder, including, without limitation, (i) approval of the plans and drawings, (ii) inspections on the Vessel, its machinery, equipment and outfitting, (iii) attendance of trials and tests and (iv) making comments as to conformity with the Specifications.

Seller's Appointment: The Seller appoints ****** or similar quality entities as supervising company.

Seller's Technical Decision: Any decision regarding the approval of plans and drawings, supervision of construction and acceptance of the Vessel under the Shipbuilding Contract between the Seller and the Builder dated 25th July, 2007 shall be made by the Seller in its absolute discretion and that such decision shall not require any prior consultation with or approval of the Buyer or its representatives. During the construction of the Vessel, the Seller shall give to the Buyer, upon their request, an technical information which they are holding, and shall make best endeavors to obtain information and documents which the Buyer might need. The Seller shall undertake that the supervision of construction of the Vessel shall be carried out as if the Vessel was for their internal account and management.

2) NO SUPERVISION BY BUYER:

The Buyer shall not have the right of supervision but shall have the right to send its representatives in the capacity of observers pursuant to Clause 3) hereof.

3) BUYER'S OBSERVANCE:

Buyer's Observance: The Buyer may send one (1) observer to the Shipyard periodically as follows to review progress of construction of the Vessel at the Buyer's risk and expenses without

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interfering with the construction of the Vessel.:

              (a)At the time of keel-laying of the Vessel.

              (b)At the time of launching of the Vessel.

(c)	At the time of significant test/trials for main engine during shipbuilding period of the Vessel

(d)	At the time of significant test/trials for diesel generator sets during shipbuilding period of the Vessel.

(e)	Maximum duration per one observation mentioned above shall be four (4) calendar days.

(f)
At any time during the entire duration of Sea Trials in which case the Buyer's observer as well as three (3) Buyer's crew including Master and/or Chief Engineer and/or (I) Technical Manager to be joined by the Buyer's observer. Such Buyer's crew shall be permitted to be in attendance on the Vessel at the sea trial of the Vessel at Buyer's risk and expenses and for familiarization purpose only.

(g)	The Buyer' Observer shall not attend and not be stationed at the Shipyard and/or any other Builder's shipyard without the attendance of the Seller's supervisor.

(h)	At any other time requested by Buyer but maximum three (3) times and subject to Seller's approval and acceptance.

Seller's Liability: The Seller shall be under no liabilities in respect of any loss, damage or injury suffered by such representatives, and the Buyer shall indemnify the Seller against any loss, damage or liability sustained or incurred by the Seller howsoever caused as a consequence of or arising out of or in connection with the attendance of such representatives on board the Vessel during its acceptance trials.

Restriction on Observance: The representatives referred to in this Clause shall not interfere with or obstruct in any way the Seller's supervision on board the Vessel during its acceptance sea trials and/or sea trials schedule of the Builder.

Buyer's Comment: The Buyer's comment(s), if any, during sea trials of the Vessel shall not be unreasonably withheld by the Seller and the Seller shall take action if necessary, provided that such comment( s) shall not affect the price, cost of the Vessel and the sea trials schedule of the Builder.

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ARTICLE                      V - MODIFICATIONS, CHANGES AND SUBSTITUTION

1) VOLUNTARY MODIFICATIONS BY MUTUAL AGREEMENT

The Specifications may be modified and/or changed by written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the Seller's judgment, adversely affect Builder's planning or program in relation to the Seller's other commitments, and provided, further, that the Buyer shall first agree, before such modifications and/or changes are carried out, to alterations in the Purchase Price, the Delivery Date and other terms and conditions of this Contract and Specifications occasioned by or resulting from such modifications and/or changes. Such agreement may be effected by exchange of letters signed by the authorized representatives of the parties hereto or by email or facsimile confirmed by such letters manifesting agreements of the parties hereto which shall constitute amendments to this Contract and/or the Specifications.

2)	COMPULSORY MODIFICATION

(I) Change in Class: In the event that, after the date of this Contract, any requirements as to class, or as to rules and regulations to which the construction of the Vessel is required to conform are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the following provisions shall apply:

(a) If such alterations or changes are compulsory for the Vessel, either of the parties hereto, upon receipt of such information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the Seller shall thereupon cause the Builder to incorporate such alterations or changes into the construction of the Vessel, provided that the Buyer shall first agree to adjustments required by the Seller in the Purchase Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or change.

(b) If such alterations or changes are not compulsory for the Vessel, but the Buyer

15

desires to incorporate such alterations or changes into the construction of the Vessel, then, the Buyer shall notify the Seller of such intentions. The Seller may accept such alterations or changes if they will not, in the judgment of the Seller, adversely affect the Builder's planning or program in relation to the Seller's other commitments, and provided, further, that the Buyer shall first agree to adjustments required by the Seller in the Purchase Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes.

(2) Change in Class: Agreement as to such alterations or changes under (1) above shall be made in the same manner as provided in Sub-Clause VI) here offor modifications or changes to the Specifications.

3)	SUBSTITUTION OF MATERIALS

In the event that any of the materials required in the construction of the Vessel under this Contract and the Specifications and Plans cannot be procured in time to effect delivery, or are in short supply to maintain the Delivery Date of the Vessel, the Seller may, provided that the Seller shall so notify the Buyer, cause the Builder to supply other available materials which are capable of meeting the requirements of class and of the rules and regulations with which the construction of the Vessel must comply. Any agreement as to the substitution of materials may be effected in the manner provided in Sub-Clause VI) of this Article, and shall likewise, include reasonable alterations in the Contract Price and other terms and conditions of this Contract, if any, occasioned by or resulting from the substitution.

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ARTICLE                             VI - BUYER'S SUPPLIES

1)	RESPONSIBILITY OF THE BUYER

The Buyer shall, at its cost and expense, supply all articles to be supplied by the Buyer, as specifically listed in the Specifications (hereinafter referred to as the "Buyer's Supplies"), to the Seller at the Shipyard in perfect condition ready for installation and by the date designated by the Seller and/or the Builder to meet the building schedule of the Vessel.

In order to facilitate the installation of the Buyer's Supplies by the Builder, the Buyer shall furnish the Seller with the necessary plans, instruction books, test reports and certificates required by rules or regulations, and if so requested by the Seller and/or the Builder, shall cause the representative(s) of the manufacturers of these articles to assist the Builder in installation and/or make necessary adjustment thereof at the Shipyard, for the Buyer's account.

The Buyer shall be liable for any expenses incurred by the Seller and/or the Builder for repair of the Buyer's Supplies due to defective material or poor workmanship or performance or due to damage under transportation.

Should the Buyer fail to deliver to the Seller any item of the Buyer's Supplies including the necessary plans, instruction books, test reports and certificates mentioned above by the time designated by the Seller and/or the Builder, the delivery of the Vessel shall automatically be extended for a period of such delay, provided such delay in delivery shall affect delivery of the Vessel. In such event the Buyer shall pay to the Seller all losses and damages (except for the consequential loss or damage) sustained by the Seller and/or the Builder due to such delay in delivery of the Buyer's Supplies, and such payment shall be made upon delivery of the Vessel. In case that the delay in delivery of such Buyer's Supplies should exceed thirty (30) days beyond the date specified for delivery thereof, the Seller shall be entitled to cause the Builder to proceed with construction of the Vessel without installation of such item(s) in or onto the Vessel, without prejudice to the Seller's right hereinabove provided, and the Buyer shall accept the Vessel so completed.

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2)	RESPONSIBILITY OF THE BUILDER

The Buyer and the Seller hereby confirm that the Builder shall be responsible for storing and handling of the Buyer's Supplies after delivery to the Shipyard, and shall install them on board the Vessel at the Builder's expense; it being agreed, however, the Seller and the Builder are not responsible for quality, performance and/or efficiency of any equipment of the Buyer's Supplies and is under no obligation with respect to guarantee of such equipment against any defects caused by poor quality, performance and/or efficiency of the Buyer's Supplies themselves.

This provision does not apply to, and the Seller and the Builder shall not be responsible for, the items such as ship stores which the Seller and the Builder are not required to install on board the Vessel under the Specifications.

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ARTICLE VII - TRIALS

I)	NOTICE

The Seller shall notify the Buyer, at least fourteen (14) days in advance, of the time and place of the trial of the Vessel, and the Buyer shall promptly acknowledge receipt of such notice. Buyer's observance of the sea trials of the Vessel shall be carried out pursuant to Aritic1e N. 3) hereof. Failure in attendance of the observer at the trial run of the Vessel for any reason whatsoever after due notice to the Buyer as above provided shall be deemed to be a waiver by the Buyer of its right to have the Buyer's observer on board the Vessel at the trial run.

2)             WEATHER CONDITIONS

The trial shall be carried out under the weather condition which is deemed favorable enough by the judgment of the Seller. In the event of unfavorable weather on the date specified for the trial, same shall take place on the first available day thereafter that the weather conditions permit. The parties hereto recognize that the weather conditions in Japanese waters in which the trial runs are to take place are such that great changes in weather may arise momentarily and without warning, and therefore, it is agreed that, if, during the trial run, such change in the weather should occur as precludes the continuance of the trial, the trial run shall be discontinued and postponed until the first day next following which is deemed favorable enough by the judgment of the Seller; unless the Buyer shall assent to acceptance of the Vessel on the basis of trials made prior to such change in weather conditions. Any delay of the trial run caused by such unfavorable weather conditions shall operate to extend the date for delivery of the Vessel by the period of delay involved, and such delay shall be deemed as permissible delay in the delivery of the Vessel.

3)        HOW CONDUCTED

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All expenses in connection with the trial of the Vessel are to be for the account of the Seller, and the Seller shall cause the Builder to provide at its own expense the necessary materials and the necessary crew to comply with conditions of safe navigation. The trial shall be conducted in the manner prescribed in the Specifications, and shall prove fulfillment of the performance requirements for the trials as set forth in the Specifications. All trials of the Vessel shall be conducted on the trial course determined by the Seller.

4)	METHOD OF ACCEPTANCE OR REJECTION

Upon completion of the trial run, the Builder shall give the Seller a notice by email or facsimile confirmed in writing of completion of the trial run, as and if the Builder considers that the results of the trial run indicate conformity of the Vessel to this Contract and the Specifications. The Seller shall, within three (3) Business Days after receipt of such notice from the Builder, notify the Builder by email or facsimile confirmed in writing of its acceptance or rejection of the Vessel. Such acceptance of the Vessel shall be made provided that the Vessel is deemed to satisfy the requirements of this Contract and the Specifications. The Buyer shall be deemed to have accepted the Seller's such decision.

However, should the result of the trial run indicate that the Vessel or any part or equipment thereof does not conform to the requirements of this Contract and/or the Specifications, and if the Builder is in agreement to non-conformity as specified in the Seller's notice of rejection to the Builder, then the Seller shall cause the Builder to correct such non-conformity and perform such further test as may be deemed necessary until the Builder are able to prove satisfaction of the same with requirements of this Contract and/or the Specifications.

The Buyer shall follow the decision of the Seller, and shall give notice of acceptance to the Seller as long as the Seller make a decision of acceptance of the Vessel, except in the case that the Buyer proves to the Seller's satisfaction that the Vessel is not materially and substantially in conformity with the Specifications with evidences, in which case the Seller shall review the opinion and evidences submitted by the Buyer and discuss in good faith. Except where the Seller reasonably judges that the Buyer's opinion of substantial non-

20

conformity is obviously wrong or abuse of the right, then a matter shall first referred to judgment of the Classification Society, but if the Classification Society fails to make a judgment or cannot do so, the matter shall be referred to an arbitration.

5)	EFFECT OF ACCEPTANCE

Acceptance of the Vessel as above provided shall be final and binding so far as conformity of the Vessel to this Contract and the Specifications is concerned and shall preclude the Buyer from refusing formal delivery of the Vessel as hereinafter provided, if the Seller complies with all other procedural requirements for delivery as provided for in Article VlII hereof. The Seller will exercise good faith in determining acceptance or rejection of the Vessel.

6)	DISPOSITION OF SURPLUS CONSUMABLE STORES

Should any fuel oil, fresh water (except fresh water used as ballast) and other consumable stores, furnished by the Seller for trial runs remain on board the Vessel after acceptance of the Vessel by the Buyer, the Buyer agrees to buy the same from the Seller at the price the Seller paid to the local supplier through the Builder evidenced by voucher, and payment shall be effected at the time of delivery of the Vessel.

Lubricating oils and greases necessary for the operation of the Vessel shall be supplied by the Buyer prior to the trial runs, and the Seller shall pay upon delivery of the Vessel the cost of the quantities of lubricating oils and greases consumed during the trial runs at original purchase price by the Buyer evidenced by voucher.

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ARTICLE VIII  - DELIVERY

1)	TIME AND PLACE

The Vessel shall be delivered by the Seller to the Buyer at the Shipyard, not earlier than ******, but not later than ******, subject, however, to the provisions relating to permissible delays, and extension of the time of delivery of the Vessel under this Contract.

It is understood and agreed by both parties hereto that the Seller shall use due diligence to cause the Builder to construct, complete and deliver the Vessel at the earliest possible time and the Buyer shall promptly accept the Vessel if and when the Seller shall tender earlier delivery of the Vessel, provided that the Seller shall have performed all its obligations under this Contract.

2)	WHEN AND HOW EFFECTED

Provided that the Buyer shall concurrently pay to the Seller all sums due and payable upon delivery of the Vessel, the delivery of the Vessel shall be forthwith effected upon acceptance thereof by the Buyer, as herein provided, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE acknowledging delivery of the Vessel by the Seller and acceptance thereof by the Buyer, which PROTOCOL shall be prepared in duplicate and executed by each of the parties hereto.

3)	DOCUMENTS TO BE DELIVERED TO THE BUYER

Acceptance of the Vessel by the Buyer shall be conditioned upon receipt by the Buyer of the following duly authenticated documents to be provided by the Seller and/or the Builder, which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a) COMMERCIAL INVOICE.

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(b)
DECLARATION OF WARRANTY of the Seller that the Vessel is delivered to the Buyer free and clear of any and all liens, claims or other encumbrances upon the Vessel and Buyer's title thereof, and in particular, that the Vessel is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the city, state or country of the port of delivery, as well as of all liabilities arising from the construction or operation of the Vessel in trial runs or otherwise, prior to delivery and acceptance.

(c)            PROTOCOL OF TRIALS of the VESSEL made pursuant to the Specifications.

(d)	PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, all as specified in the specifications.

(e)
PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under paragraph 6) of Article VII hereof, including the original purchase price thereof. (f) FINISHED DRAWINGS AND PLANS and instruction books pertaining to the Vessel as stipulated in the Specifications.

(f)	FINISHED DRAWINGS AND PLANS and instruction books pertaining to the Vessel as stipulated in the Specifications.

(g)            BILL OF SALE (being Notarized & Legalized or Apostil led)

(h)	BUILDER'S CERTIFICATE (being Notarized & Legalized or Apostil 1 ed) and all other CERTIFICATE(S) required to be furnished upon delivery of the Vessel pursuant to the Specifications.

4)	TITLE AND RISK

Title to and risk of the Vessel shall pass to the Buyer upon acceptance thereof by the Buyer as stated above; it being expressly understood that, until such acceptance is effected, the Vessel and its equipment are at the title and risk of the Seller.

5)	REMOVAL OF THE VESSEL

The Buyer shall take possession of the Vessel immediately upon acceptance thereof, and if so requested by the Seller, shall remove the Vessel from the Shipyard within three (3) days after acceptance of the Vessel.

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ARTICLE

IX - FORCE MAJEURE

1)	CAUSES OF DELAY

If, at any time before the actual delivery, either the construction of the Vessel or any performance required as a prerequisite of delivery of the Vessel is delayed due to Acts of God; acts of princes or rulers; requirements of government authorities; war or other hostilities or preparations there for; blockade; revolution, insurrections, mobilization, civil war, civil commotion or riots; vandalism; sabotages, strikes, lockouts or other labor disturbances; labor shortage, plague or other epidemics; quarantine; flood, typhoons, hurricanes, storms or other weather conditions not included in normal planning; earthquakes; tidal waves; landslides; fires, explosions, collisions or strandings; embargoes; delays or failure in transportation; shortage of materials, machinery or equipment; import restrictions; inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the Seller and/or the Builder to be delivered in time; prolonged failure, shortage or restriction of electric current, oil or gas; defects in materials, machinery or equipment which could not have been detected by the Seller and/or the Builder using reasonable care; casting or forging rejects or the like not due to negligence; delays caused by the Classification Society or other bodies whose documents are required; destruction of or damage to the Shipyard or works of the Builder, its subcontractors or suppliers, or of or to the Vessel or any part thereof, by any causes herein described; delays in the Builder's other commitments resulting from any causes herein described which in turn delay the construction of the Vessel or the Seller's and/or the Builder's performance under this Contract; other causes or accidents beyond control of the Seller and/or the Builder, its subcontractors or suppliers of the nature whether or not indicated by the foregoing words; all the foregoing provided that these events could not be foreseen at the day of signing this Contract; then and in any such case, the delivery date shall be postponed for a period of time which shall not exceed the total accumulated time of all such delays.

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2)	NOTICE OF DELAY

Within twelve (12) days after the date of occurrence of any cause of delay, on account of which the Seller claims that it is entitled under this Contract to a postponement of the delivery date, the Seller shall notify the Buyer in writing or by email or facsimile confirmed in writing of the date such cause of delay occurred. Likewise, within twelve (12) days after the date of ending of such cause of delay, the Seller shall notify the Buyer in writing or by facsimile confirmed in writing of the date such cause of delay ended. The Seller shall also notify the Buyer of the period by which the delivery date is postponed by reason of such cause of delay, with all reasonable dispatch after it has been determined. Failure of the Buyer to object to the Seller's claim for postponement of the delivery date within five (5) days after receipt by the Buyer of such notice of claim shall be deemed to be a waiver by the Buyer of its right to object to such postponement of the delivery date.

3)	DEFINITION OF PERMISSIBLE DELAY

Delays on account of such causes as specified in Paragraph I) of this Article and any other delays of a nature which under the terms of this Contract permits postponement of the delivery date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided for in Article III hereof.

4)	RIGHT TO RESCIND FOR EXCESSIVE DELAY

If the total accumulated time of all delays on account of the causes specified in Paragraph 1) of this Article, excluding delays of a nature which under the terms of this Contract permit postponement of the delivery date, amounts to one hundred and fifty (150) days or more, then in such event, the Buyer may rescind this Contract by serving upon the Seller a written notice of cancellation. Such cancellation shall be effective as of the date the first arriving notice thereof is received by the Seller, and the Seller, after receipt of such notice, shall refund to the Buyer the full amount of all sums paid to the Seller on account of

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the Vessel. Such refund shall forthwith discharge all obligations, duties and liabilities of each of the parties hereto to the other under this Contract. The Seller may, at any time, after the aggregate of the aforementioned delays shall exceed one hundred and fifty (150) days, as aforesaid, demand in writing that the Buyer shall make an election, in which case the Buyer shall, within ten (10) days after such demand is received, either notify the Seller of its intention to rescind, or agree to an extension of the time for delivery to a future date specified by the Seller.

It being understood and agreed by the parties that if further delay occurs on account of the causes specified in this Article beyond such extended delivery date, the Buyer immediately shall again have the same right of rescission.

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ARTICLE                        X - WARRANTY OF OUALITY

1)         GUARANTEE OF MATERIALS AND WORKMANSHIP

The Seller shall cause the Builder, for the period of twelve (12) months from the date of delivery of the Vessel, to guarantee the Vessel, her hull, her engines, her machineries, outfittings and accessories and all parts and equipments, excluding Buyer's Supplies stipulated in Article VI hereof, against all defects which are due to defective material and/or poor workmanship of the Builder and/or its subcontractors and are neither the result of incompetence, mismanagement, negligence, accident or willful neglect of the Buyer, its employees or agents or of any persons other than employees or agents of the Seller and/or the Builder, nor the effect of perils of the seas or river or normal wear and tear. The Seller and/or the Builder shall have no obligation under this guarantee for any defects discovered prior to the expiry date of the guarantee unless notice of such defects is received by the Seller not later than thirty (30) days after such expiry date.

However, in case that the Buyer is unable to enter the Vessel in the dry-dock within the guarantee period as provided above, the Builder's guarantee for the underwater part of the Vessel which cannot be discovered unless the Vessel is dry-docked, may be extended until the time of the first dry-docking after the delivery of the Vessel, subject to the mutual agreement of the parties hereto.

2)	NOTICE OF DEFECTS:

The Buyer shall notify the Seller in writing, or by email or facsile confirmed in writing,

of any defects for which claim is made under this guarantee as promptly as possible after discovery thereof. The Buyer's written notice shall describe the nature and extent of the defects.

3)        EXTENT OF THE SELLER'S AND THE BUILDER'S LIABILITY

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The Seller and/or the Builder shall be under no obligation with respect to defects discovered after the expiration of the period of guarantee specified above. The Seller and/or the Builder shall not be responsible for any consequential damages occasioned by any defects or for any loss of time in operating or repairing the Vessel, or both, caused by any defects. Nor shall there be any liability of the Seller and/or the Builder hereunder for defects in the Vessel or any part or equipment thereof, caused by fire or accident at sea or elsewhere or by mismanagement, accidents, negligence or willful neglect on the part of the Buyer, its employees or agents, or of any persons other than employees or agents of the Seller and/or the Builder. Likewise, the Seller and/or the Builder shall not be liable for defects in the Vessel, or any part or equipment thereof, that are due to repairs which were made by other than the Builder at the direction of the Buyer, as hereinafter provided.

The provisions of this Article X exclude and negate any other or further responsibility or liability imposed on the Seller and/or the Builder by statute or otherwise.

4)	REMEDY OF DEFECTS

The Seller shall cause the Builder to remedy any defects against which the Vessel, or any part or equipment thereof is guaranteed under this Article, by repairing or replacing the defective parts at the Builder's shipyard, unless the Vessel can not be conveniently brought to such shipyard for such repairs.

In case the Vessel can not be conveniently brought to the shipyard of the Builder, the Buyer may cause necessary repairs or replacements to be made elsewhere at the direction of the Buyer. In such case the Buyer shall first give the Seller the notice thereof, and the Seller shall have the right to verify by its own or the Builder's representative the nature and extent of the defects complained of, and shall, after such verification, promptly advise the Buyer of its acceptance or rejection of the defects as one/those that is/are subject to the guarantee herein provided. Any dispute shall be referred to arbitration in accordance with the provisions of Article XIII hereof. If the Seller accepts the defects as one/those justifying remedy under this Article, the Seller shall pay to the Buyer, unless otherwise agreed upon between the parties hereto, actual cost incurred for such repairs and replacements.

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Upon reasonable requests from the Buyer, duly endorsed by the Builder's engineer ifhe is then on board, the Seller shall cause the Builder to forward to the Vessel necessary parts and/or equipment, by sea freight at Seller's expense, to replace those which have been found defective in accordance with provisions hereof. If the Buyer should reasonably require same to be forwarded by air freight, the Seller shall do so at Seller's expense, provided that, such parts and/or equipment are essential to and urgently required for the seaworthiness of the Vessel.

The guarantee contained in this Article shall not be assigned to any party in any case including but not limited to the case that the Vessel is sold by the Buyer to the third party, unless prior consent of the Seller is given in writing.

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ARTICLE

XI - INSURANCE

1)	EXTENT OF INSURANCE COVERAGE

The Seller shall cause the Builder, at the Builder's own cost and expense, to insure the Vessel and all machinery, equipment, appurtenances and outfits, including the Buyer's Supplies, built into or installed in or upon the Vessel, with first class insurance company or underwriters in Japan. The amount of such insurance coverage shall not be less than the aggregate amount of all installments paid by the Buyer to the Seller, plus the value of the Buyer's Supplies in the custody of the Shipyard.

2)	APPLICATION OF RECOVERED AMOUNTS

In the event that the Vessel shall be damaged from any insured cause at any time before delivery of the Vessel, and in the further event that such damage shall not constitute an actual or a constructive total loss of the Vessel, the amount received in respect of the insurance shall be applied by the Builder in repair of such damage, satisfactory to the Classification requirements, and the Buyer shall accept the Vessel under this Contract if completed in accordance with this Contract and the Specifications, subject, however, to the extension of delivery time under Article VIII hereof.

Should the Vessel from any cause become an actual or constructive total loss, the Seller shall either:

( a)
cause the Builder to proceed in accordance with the terms of this Contract, in which case the amount received in respect of the insurance shall be applied to the reconstruction and repair of the damage of the Vessel, provided the parties hereto shall have first agreed thereto in writing and to such reasonable extension of delivery time as may be necessary for the completion of such reconstruction and repair, delays due to such extension being deemed to be permissible delays; or

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(b)
Refund promptly to the Buyer the full amount of all sums paid by the Buyer to the Seller as installments in advance of delivery of the Vessel and deliver to the Buyer all Buyer's Supplies (or the insurance proceeds paid with respect thereto), in which case this Contract shall be deemed to be automatically terminated and all rights, duties, liabilities and obligations of each of the parties to the other shall forthwith cease and terminate.

3)  TERMINATION OF SELLER'S AND/OR BUILDER'S OBLIGATION TO INSURE

The Seller and/or the Builder shall be under no obligation to insure the Vessel hereunder after delivery of the Vessel to the Buyer.

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ARTICLE                      XII - BUYER'S DEFAULT

1)	DEFINITION OF DEFAULT

The Buyer shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

(a)	If the Buyer fails to pay the 1st Installment to the Seller within three (3) Business Days after the day and year first above written under the provisions of Article II hereof; or

(b)	If the Buyer fails to pay the 2nd and 3rd Installments to the Seller within three (3) Business Days after such Installment becomes due and payable under the provisions of Article II hereof; or

(c)
If the Buyer fails to pay the 4th Installment to the Seller concurrently with the delivery of the Vessel by the Seller to the Buyer as provided in Article II hereof; or (d) If the Buyer fails to take delivery of the Vessel, when the Vessel is duly tendered for delivery by the Seller under the provisions of Article VIII hereof; or

( e)
If the Buyer cancels or terminates or purports to cancel or terminate or issues a notice of cancellation or termination in respect of this Contract (save and except as the result of the proper exercise of its rights under this Contract); or

(f)	If any court order or other order having a legally binding effect on the Buyer is requesting the Buyer to cease purchase of the Vessel; or

(g)	If, after the date of this Contract, a petition is filed or an order is made or and effective resolution is passed for the winding up of the Buyer; or

(h)
If the Buyer ceases to carry on its business or declares its intention to cease to carry on its business or generally is subjected to any applicable insolvency procedure; or (i) If a receiver, trustee, liquidator or sequestrator of, or for, the Buyer or any substantial part of their property is appointed.

(i)	If a receiver, trustee, liquidator or sequestrator of, or for, the Buyer or any substantial part of their property is appointed.

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2)	INTEREST CHARGE

If the Buyer is in default of payment as to any installment mentioned above, the Buyer shall, commencing with and including the due date, pay interest on such unpaid installment at the rate of two point five percent (2.5%) over the Long-term prime rate in Japan per annum until such installment including interest thereon is fully paid.

It is expressly understood that the rate of interest specified in this Contract shall be the net rate to be received by the party entitled thereto.

3)	RESCISSION BY SELLER

If such default continues for a period of ten (10) days thereafter, the Seller may, at its option, rescind this Contract by giving notice to the Buyer by email or facsimile confirmed in writing. Upon receipt of such notice of rescission by the Buyer, this Contract shall forthwith be rescinded and cancelled, and any lien, interest or property right that the Buyer may have in and to the Vessel or to any part or equipment thereof and to any material or part acquired for construction of the Vessel but not yet utilized for such purpose, shall forthwith cease, and the Vessel and all parts and equipment thereof shall become the sole property of the Seller, and any installment or installments theretofore paid by the Buyer to the Seller on account of this Contract shall be retained by the Seller, however, the retainment of installments shall not preclude the Seller from claiming proven loss or damages (except for the consequential loss or damages), if any, which are suffered by the Seller consequent on rescission of this Contract.

4)	SALE OF VESSEL

In the event of rescission of this Contract as provided above, the Seller shall have full right and power either to complete or not to complete the Vessel as it deems fit, and to sell the Vessel at a public or private sale on such terms and conditions as the Seller thinks fit without being answerable for any loss or damage. When the sale of the Vessel is made, the proceeds shall be received by the Seller and shall be applied by the Seller as follows:

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(a) In case of sale of the Vessel in incomplete state:

Firstly to payment of (1) all costs and expenses attending the sale and otherwise incurred by the Seller and the Builder as a result of the Buyer's default and then to (2) compensation to the Seller and the Builder for all costs and expenses relating to the construction of the Vessel and interest thereon at the rate of two point five percent (2.5%) over the Long-term prime rate in Japan per annum and for reasonable loss of profit consequent on the rescission of this Contract.

If the proceeds of sale plus the installment or installments paid by the Buyer is sufficient to pay all of the above (1) and (2), the balance shall be paid to the Buyer, however, if the proceeds of sale is deficient to pay the same, such deficiency shall forthwith be paid by the Buyer upon demand of the Seller.

(b) In case of sale of the Vessel after completion:

Firstly to payment of (1) all costs and expenses attending the sale and otherwise incurred by the Seller and/or the Builder as a result of the Buyer's default and then to (2) all unpaid installments of the Contract Price and interest of such installments at the rate of two point five percent (2.5%) over the Long-term prime rate in Japan per annum from the respective due dates thereof to the date of application.

If there is any balance left of the proceeds of sale after full payment of all above (1) and (2), the balance shall be paid to the Buyer, however, if the proceeds of sale are deficient to pay all of the above (I) and (2), such deficiency shall forthwith be paid by the Buyer upon demand of the Seller.

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ARTICLE XIII - SELLER'S DEFAULT

I)	DEFINITION OF DEFAULT

The Seller shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

(a)
If the Seller cancels or terminates or purports to cancel or terminate or issues a notice of cancellation or termination in respect of this Contract (save and except as the result of the proper exercise of its rights under this Contract); or

(b)	If any court order or other order having a legally binding effect on the Seller is requesting the Seller to cease sale of the Vessel; or

( c)	If, after the date of this Contract, a petition is filed or an order is made or and effective resolution is passed for the winding up of the Seller; or

(d)
If the Seller ceases to carry on its business or declares its intention to cease to carry on its business or generally is subjected to any applicable insolvency procedure; or ( e) If a receiver, trustee, liquidator or sequestrator of, or for, the Seller or any substantial part of their property is appointed.

2) RESCISSION BY BUYER

The payments made by the Buyer prior to the delivery of the Vessel shall be in the nature of advances to the Seller. If such default continues for a period of ten (10) days thereafter. the Buyer may, at its option, rescind this Contract by giving notice to the Seller by email or facsimile confirmed in writing. Upon receipt of such notice of rescission by the Seller, this Contract shall forthwith be rescinded and cancelled.

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3) REFUND BY SELLER

Thereupon the Seller shall promptly refund to the Buyer the full amount of all sums paid by the Buyer to the Seller on account of the Vessel, unless the Seller proceeds to the arbitration under the provisions of Article XIV hereof.

In such event, the Seller shall pay to the Buyers interest at the rate of two point five percent (2.5%) per annum on the amount required to be refunded to the Buyer, computed from the respective dates on which such sums were paid by the Buyer to the Seller to the date of remittance by the Seller.

4). DISCHARGE OF OBLIGATIONS:

Upon such refund by the Seller to the Buyer, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

ARTICLE XIV - ARBITRATION

1)        TECHNICAL DISPUTES

Any dispute or any difference of opinion between the parties hereto relating to conformity of the construction of the Vessel or material used to the Classification requirements or relating to any other technical matters shall be referred to the Classification Society for settlement by and between the parties and the Classification Society.

In the event that the settlement cannot be reached by the three parties above-mentioned, then such matter shall be referred to arbitration as hereinafter provided.

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2)	ARBITRATION

Except for the case in which the dispute is settled under Paragraph I) hereof, any dispute arising under or by virtue of this Contract or any difference of opinion between the parties hereto concerning their rights and obligations under this Contract, shall be referred to arbitration in Tokyo in accordance with the prevailing rules and regulations of Japan Shipping Exchange, Inc.

3)	ALTERATION OF DELIVERY TIME

In the event of arbitration of any dispute arising or occurring prior to delivery of the Vessel, an award of the arbitrators shall include a finding as to whether or not the delivery date of the Vessel is in any way altered thereby.

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ARTICLE                               XV-

ASSIGNMENT OF CONTRACT

Neither party may assign this Contract in whole or in part to any other individual or company unless the prior consent of the other party is given in written agreement.

In case of assignment by the Buyer, such assignment shall further be subject to approval of the Japanese Government, and the Buyer shall remain liable under this Contract.

This Contract shall inure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either or both parties.

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ARTICLE                      XVI - TAXES AND DUTIES

1)	TAXES

All taxes and charges of any kind incurred in connection with this Contract in Japan except stamp duty in Japan which shall be shared by both parties, shall be borne by the Seller, and those incurred in countries other than Japan shall be borne by the Buyer.

2)	DUTIES

The Seller shall hold the Buyer harmless from any payment of a duty imposed in Japan upon materials or supplies which the Seller may acquire at its cost and by its own discretion from abroad for construction of the Vessel. However, the import duties, if any, on any materials or apparatus which, under the terms of this Contract and/or Specifications, may be supplied by the Buyer from abroad for construction of the Vessel, and or any other materials, stores, provisions or any other goods which the Buyer or its employees may take in from abroad shall be borne by the Buyer.

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ARTICLE                             XVII - PATENTS, TRADE MARKS, COPYRIGHTS

1)	PATENTS, TRADEMARKS AND COPYRIGHTS

Machinery and equipment of the Vessel may bear the patent numbers, trade marks or trade names of the manufacturers, Nothing contained herein shall be construed as transferring any patent or trade mark rights or copyrights in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

The Seller shall cause the Builder to defend the Buyer and hold it harmless from patent liability or claim of patent infringement of any nature or kind, including costs and expenses for, or on account of, any patented or unpatented invention made or used in the performance of the Contract and also including costs and expenses of litigation, if any, provided, however, that the Buyer shall defend the Seller and hold it harmless in respect of infringement of any patent rights on account of parts or equipment for the Vessel supplied by the Buyer.

2)	GENERAL PLANS, SPECIFICATIONS AND WORKING DRAWINGS

The Buyer hereby agrees with the Seller that the Builder retains all rights with respect to the Specifications, plans, working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the Vessel and the Buyer undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the Builder, excepting where it is necessary for usual operation, repair and maintenance of the Vessel.

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ARTICLE

XVIII- INTERPRETATION

In the event of a conflict or inconsistency between the terms of this Contract and any of the terms of the Specifications attached hereto, the Specifications shall prevail in all technical respects and the Contract shall prevail in all other respects. Should there be any inconsistency or contradiction between the Plans and the Specifications, the Specifications shall govern.

This Contract shall be construed, take effect and be enforceable in accordance with and under the laws and regulations prevailing in Japan.

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ARTICLE                         XIX - NOTICE

All notices and communications in connection with this Contract, except as otherwise specifically provided, shall be addressed as follows:

To the Buyer:

Facsimile:

To the Seller:                                       ******

******

******

******

Facsimile:                                ******

To the Builder:                                       ******

******

******

******

 Facsimile:                                ******

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ARTICLE                      XX - EFFECTIVE DATE

This Contract shall become effective upon execution thereof by the Buyer and the Seller.

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IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed.

For the Buyer:                                                                           For the Seller:

By:                                                                    By:

Title:                                                                           Title:

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